Exhibit 3.61

THE COMPANY INTERESTS DESCRIBED IN THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THE COMPANY, THAT AN INTEREST MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION.

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN STORES PROPERTIES LLC

dated

June 1, 2006

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN STORES PROPERTIES LLC

TABLE OF CONTENTS

(continued)

		Page

Section 5.6	Notices	6

Section 5.7	Waiver	6

Section 5.8	Whole Agreement	6

Section 5.9	Governing Law	6

Section 5.10	Binding Nature	6

Section 5.11	Invalidity	6

Section 5.12	Counterparts	6

Section 5.13	Construction	7

Section 5.14	Authorized Signatories.	7

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN STORES PROPERTIES LLC

THIS is the Limited Liability Company Agreement (the “Agreement”) dated as of June 1, 2006, made by ASP Realty, Inc., a Delaware corporation as the sole and original member of American Stores Properties LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

In consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the undersigned hereby agrees:

ARTICLE I ORGANIZATIONAL MATTERS

Section 1.1 Formation of the Company; Term. The Company is a limited liability company under the Act and is governed by this Agreement. The Company is an entity separate from the Member, formed by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company. Unless sooner dissolved and liquidated in accordance with this Agreement, the Company is to continue in perpetuity.

Section 1.2 Name. The name of the Company is: “American Stores Properties LLC”.

Section 1.3 Purpose of the Company; Business. The purpose of the Company is to: (i) carry on any business permitted by the Act and (ii) perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement.

Section 1.4 Principal Place of Business, Office and Agent. The Company’s principal place of business, which is also the mailing address and office where the Company’s records are kept, is 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. The registered office of the Company in the State of Delaware is the office of the registered agent of the Company in Delaware. The registered agent of the Company in Delaware is Corporation Service Company, located at 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The Member, from time to time as it finds necessary or appropriate, may change the registered agent in Delaware or the principal place of business of the Company, and may establish additional places of business or offices for maintenance of records. The Certificate of Formation of the Company and this Section 1.4 shall be amended to reflect each change in the identity or address of the registered agent in Delaware.

Section 1.5 Fictitious Business Name Statement; Other Certificates. The Member may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

Section 1.6 Original Member and Admission of Additional Members. Subject to Section 3.7, the original Member has the right to admit additional Members. Until the admission of an additional Member, the original Member has all the power and authority of the Members under this Agreement. Upon the admission of an additional Member, this Agreement shall be amended in accordance with Section 5.4 to reflect the rights and responsibilities of the Members.

ARTICLE II DEFINITIONS

When capitalized in this Agreement, the terms and phrases set forth in this Article have the following definitions:

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law of Delaware.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

“Agreement” means this Limited Liability Company Agreement, as may be amended from time to time.

“Bankruptcy” means, with respect to any Person, that Person’s filing a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors’ reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a “bankrupt,” “debtor” or “insolvent” under any such law; or there being appointed under any such law a “trustee,” “receiver” or “custodian” to manage his, her or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within 90 days after being commenced. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

“Company” means American Stores Properties LLC.

“Fiscal Year” means the fiscal year of the Company as determined by the Member from time to time, and, initially, means a fiscal year ending on February 1, 2007.

“Interest” means a Member’s equity interest in the Company, measured in Shares, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement.

“Majority Vote” means the vote of the Members holding more than a 50 percent Share.

“Member” means ASP Realty, Inc. executing this Agreement as the original member of the Company and its successors in interest and other Persons, in each case, who are admitted as members of the Company, each in its capacity as a member of the Company. Reference to a “Member” means any one of the Members so long as that Person is a member of the Company.

“Person” means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.

“Share” means a percentage of equity interest in the Company. The original Member holds a 100% Share, and will continue to do so until such time, if ever, as another Member is admitted, at which time the Members shall agree to their respective Shares.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or interest therein or portion thereof whether voluntary or involuntary, by operation of law or otherwise.

ARTICLE III CAPITALIZATION; MEMBER INTERESTS; DISTRIBUTIONS

Section 3.1 Capital. The Member may, but shall have no obligation to, make additional capital contributions to the Company. The Company is to finance its operations independently of the Member and without the Member’s financial support. No Member will be paid interest on capital contributions to the Company.

Section 3.2 Interests in the Company as Securities; Security Interest. Each Member’s Interest, and the relative rights, privileges, preferences and obligations with respect to the Member’s Interest shall be determined under this Agreement and the Act based upon the number of Shares held by the Member with respect to the Member’s Interest. For purposes of providing for transfer of, perfection of a security interest in, and other relevant matters related to, Interests in the Company, each Interest shall be deemed to be a “security” governed by Article 8, (including, without limitation, Sections 8-102 and 8-103) of the Uniform Commercial Code in effect in the States of New York and Delaware and Chapter 8 or Article 8, as applicable, of the Uniform Commercial Code in effect in any other relevant jurisdiction. The Company shall maintain books for the purpose of registering the Transfer of Interests. The transferor and the transferee of Interests must provide notification to the Company to register a Transfer of Interests. A Transfer of Interests is effective upon registration of Transfer in the Company’s books. Transferees of Interests shall be notified of restrictions on Transfers (whether by virtue of their execution of the Agreement or by the Company notifying the transferee of the restrictions on the Transfer of Interests).

Section 3.3 Withdrawal. No Member is entitled to withdraw any portion of its paid-in capital contribution, and no Member has any right to a return of capital except through distributions as provided in Section 3.6.

Section 3.4 Corporate Status. The Company shall take such actions as may be necessary to be disregarded for purposes of federal income taxation.

Section 3.5 Limitations on Distributions. The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess in the sum of (a) amounts required to pay or make provision for all Company expenses, plus (b) all reserves that are considered necessary or appropriate by the Member. To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy such liabilities prior to making distributions under Section 3.6. Distributions of cash are only to be made to the extent cash is available to the Company without requiring (i) the sale of Company assets or the pledge of Company assets at a time or on terms that the Member believes are not in the best interests of the Company or (ii) a reduction in reserves that the Member believes are necessary or desirable for working capital or other Company purposes. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 3.6 Other Distributions. Subject to Section 3.5, from time to time, prior to the commencement of winding-up and liquidation of the Company, the Member may, in its sole discretion, cause the Company to make distributions of cash or other assets of the Company to the Member in any amount, manner or proportion determined by the Member in its sole discretion. Each Member is a creditor of the Company with respect to any distributions made under this Section 3.6 and is entitled to all remedies available to a third-party creditor to enforce the Company’s obligation to make distributions under this Section 3.6.

Section 3.7 Transfer of Interests. A Member may assign in whole or in part its Interest in the Company upon the Company’s receipt of an opinion of legal counsel, or other assurances to the Company, that an Interest may legally be sold or otherwise transferred without registration under the Securities Act of 1933 or any state securities law. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its Interest in the Company pursuant to this Section 3.7, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE IV MANAGEMENT

Section 4.1 Management by Member. The Company shall be managed by the Member.

Section 4.2 Authority of the Member. The Member has all power and authority to manage, and direct the management of, the business, and affairs of the Company, both ordinary and extraordinary.

Section 4.3 Manner of Action. The Member may, but shall not be required to, authorize, approve and/or ratify any action by a writing placed with the records of the Company. No action authorized, approved and/or ratified by the Member shall be invalid because such authorization, approval and/or ratification is not recorded in a writing.

Section 4.4 Delegation. The Member may delegate to the employees and agents of the Company, as the Member may from time to time cause the Company to employ, all or any portion of the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement and any policy of delegation that the Member may adopt and revise from time to time. Any power not delegated by the Member remains with the Member.

Section 4.5 Standard of Care. Any Member and any employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or other statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more employees of the Company if the Person relying on the statements reasonably believes that the Person preparing or presenting the material is reliable and competent in that matter or (ii) legal counsel, public accountants or other Persons as to matters that the Person relying on the statements reasonably believes are within the Person’s professional or expert competence.

ARTICLE V GENERAL PROVISIONS

Section 5.1 Limited Liability of the Member. Except for contributions specifically required under Section 3.1 or agreed to by a Member as contemplated by Section 3.1 or as otherwise required by the Act, no Member (solely in its capacity as a Member) has any obligation to contribute to the Company or any liability for any Company obligations. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law.

Section 5.2 No Dissolution. Only an event that would cause a dissolution under the Act shall cause a dissolution of the Company.

Section 5.3 No Resignation. No Member has any right to resign from the Company. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 5.4 Amendments.

(a)    Any amendment to this Agreement that would further limit a Member’s ability to hold or make a Transfer of that Member’s Interest, is effective with respect to a Member only if the Member does not act to disapprove the amendment by returning, within 30 days after the request is made, an executed counterpart of a proposed consent to the amendment, indicating disapproval of the action;

(b)    Except as stated in Section 5.4(a), any amendment to this Agreement is effective if approved by a Majority Vote.

Section 5.5 Further Assurances. Each Member is to execute all documents and instruments necessary to evidence his, her or its approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized by the Members by Majority Vote or otherwise as provided in this Agreement.

Section 5.6 Notices. All notices to the Company are to be sent by registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile addressed to the Member at the Company’s principal place of business at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.

Section 5.7 Waiver. The Member hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of any Company assets or to compel any sale or appraisal of any Company assets or any deceased Member’s Interest therein. Further, all applicable rights, duties, benefits and obligations, including those relating to the appraisal, inventory or sale of Company assets or the sale of a deceased Member’s Interest therein, are hereby waived.

Section 5.8 Whole Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not set forth or expressly referred to in this Agreement.

Section 5.9 Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware without giving effect to its rules concerning conflicts of laws.

Section 5.10 Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Member and its successors, personal representatives, heirs, devisees, guardians and assigns.

Section 5.11 Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected thereby.

Section 5.12 Counterparts. This Agreement and any amendment to it may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, whether or not all of the parties are signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.

Section 5.13 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include ail other genders; the singular includes the plural and vice versa. “Includes” and “including” mean without limitation. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections or Articles of this Agreement.

Section 5.14 Authorized Signatories. Each of the persons listed on Exhibit A hereto (each, an “Authorized Signatory” and together, the “Authorized Signatories”) is, authorized to execute, on behalf of the Company, any and all documents, instruments, deeds, applications, notices, certificates or agreements of the Company as such Authorized Signatory deems necessary, advisable or appropriate to effect, or otherwise in furtherance of, the transactions contemplated by (i) that certain Merger Agreement (the “Merger Agreement”), dated January 22, 2006, by and among SUPERVALU INC (“Supervalu”), Emerald Acquisition Sub, Inc., Albertson’s, Inc. (“Albertsons”), New Albertson’s, Inc. (“New Albertsons”), and New Diamond Merger Sub, Inc; (ii) that certain Purchase and Separation Agreement (the “Separation Agreement”), dated January 22, 2006, by and among Albertsons, New Albertsons, Supervalu and AB Acquisition LLC; and (iii) that certain Asset Purchase Agreement (“Drug APA” and together with the Merger Agreement and the Separation Agreement, the “Transaction Agreements”), dated January 22, 2006, by and among CVS Corporation, CVS Pharmacy, Inc., Albertsons, New Albertsons, Supervalu, and certain other sellers, including without limitation the Separation (as defined in the Separation Agreement) and the transactions described in that certain presentation entitled “Project Iceberg – Albertson’s Structure Steps” attached to Exhibit B.

[Signatures on the Following Page]

The undersigned has executed this Agreement as of the date first written above.

ASP REALTY, INC.

By:	/s/ William H. Arnold
Name:	William H. Arnold
Title:	AUTHORIZED SIGNATORY

EXHIBIT A

Authorized Signatories

1.	William H. Arnold

2.	Colleen Batcheler

3.	Bradley R. Beckstrom

4.	John F. Boyd

5.	Charles F. Cole

6.	Joel Guth

7.	Larry Johnston

8.	Patrick Madigan

9.	Susan McMillan

10.	Ronald T. Mendes

11.	Paul G. Rowan

12.	John R. Sims

EXHIBIT B

(See attached)

2

EXHIBIT D

TO

OFFICER’S CERTIFICATE

AUTHORIZED SIGNATORIES

NAME	TITLE	SIGNATURE
Paul Rowan	Vice President	/s/ Paul Rowan
Richard Navarro	Chief Financial Officer	/s/ Richard Navarro
Dave Ober	Treasurer	/s/ Dave Ober
Mike Bessent	Assistant Treasurer	/s/ Mike Bessent

Incumbency (American Stores Properties)

AMENDMENT NO. 1

TO LIMITED LIABILITY COMPANY AGREEMENT OF

AMERICAN STORES PROPERTIES LLC

This is Amendment No. 1 (“Amendment No. 1”) to the Limited Liability Company Agreement, dated as of June 2, 2006 (this “Agreement”), of American Stores Properties LLC, a Delaware limited liability company (the “Company”), made and entered into by ASP Realty, Inc. (“Former Member”) and American Food and Drug LLC (“New Member”), as the sole member of the Company.

RECITALS

A. Former Member has agreed to transfer its membership interest in the Company to New Member.

B. In accordance with Section 9.1 of the Agreement, the parties have consented to and adopted this Amendment No. 1 to the Agreement as set forth below.

C. Capitalized terms used herein but not otherwise defined will have the respective meanings assigned to them in the Agreement.

AMENDMENT

1.	All references in the Agreement to “Sole Member” shall be to American Food and Drug LLC instead of ASP Realty, Inc.

2.	Except as provided in this Amendment No. 1, the Agreement remains in full force and effect.

3.	This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its rules of conflicts of laws.

IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to be executed by its duly authorized officer as of the date set forth below.

ASP REALTY, INC.

By:	/s/ William H. Arnold
Name:	William H. Arnold
Title:	AUTHORIZED SIGNATORY

AMERICAN FOOD AND DRUG LLC

By:	/s/ William H. Arnold
Name:	William H. Arnold
Title:	AUTHORIZED SIGNATORY